U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                           SEC File Number: None
                                                        CUSIP Number: 92203D 301

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

For Period Ended: September 30, 2015
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     Nothing in this Form shall be  construed to imply that the  Commission  has verified any information contained herein.
---------------------------------

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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Part I - Registrant Information
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Full Name of Registrant:  Vanguard Energy Corporation

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      1700 Post Oak Blvd., Suite 600

City, State and Zip Code

      Houston, TX 77506

                                       1
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Part II - Rules 12b-25(b) and (c)
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     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part III - Narrative
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     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K,
10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company did not complete its financial statements for the year ended September 30, 2015 in sufficient time so as to allow the filing of the report by December 29, 2015.
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Part IV - Other Information
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    (1) Name and telephone number of person to contact in regard to this notification

              William T. Hart          (303)                839-0061
              ---------------        ---------          ----------------
                  (Name)            (Area Code)        (Telephone Number)

    (2)  Have all other periodic reports
         required under Section 13 or
         15(d) of the Securities Exchange
         Act of 1934 during the preceding
         l2 months (or for such shorter
         period that the registrant was
         required to file such
         reports) been filed? If answer
         is no, identify report(s).                       [X] Yes  [ ] No

    (3)  Is it anticipated that any
         significant change in results
         of operations from the
         corresponding period for the
         last fiscal year will be
         reflected by the earnings
         statements to be included
         in the subject report or portion
         thereof?                                         [ ] Yes  [X] No

         If so: attach an explanation of
         the anticipated change, both
         narratively and quantitatively,
         and, if appropriate, state the
         reasons why a reasonable estimate
         of the results cannot be made.


                           VANGUARD ENERGY CORPORATION
                         ------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized. VANGUARD ENERGY CORPORATION


Date: December 28, 2015                   By: /s/ Warren Dillard
                                              -------------------------
                                              Warren Dillard
                                              Chief Executive Officer


                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).